Exhibit 5.1

March 4, 2022

Calumet Specialty Products Partners, L.P.

2780 Waterfront Pkwy E. Drive, Suite 200

Indianapolis, IN 46214

Re: Calumet Specialty Products Partners, L.P. Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) of Calumet Specialty Products Partners, L.P., a Delaware limited partnership (the “Partnership”), to be filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Partnership of up to 1,400,000 common units representing limited partner interests of the Partnership (the “Units”), under the Calumet GP, LLC Amended and Restated Long-Term Incentive Plan (as amended, the “Plan”).

We have examined the originals, or photostatic or certified copies, of such records of the Partnership and certificates of officers of the Partnership and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. We have also assumed that there are no agreements or understandings between or among the Partnership and any participants in the Plan that would expand, modify or otherwise affect the terms of the Plan or the respective rights or obligations of the participants thereunder. Finally, we have assumed the accuracy of all other information provided to us by the Partnership during the course of our investigations, on which we have relied in issuing the opinion expressed below.

Based upon the foregoing examination and in reliance thereon, and subject to the qualifications, assumptions and limitations stated herein and in reliance on the statements of fact contained in the documents that we have examined, we are of the opinion that the Units, when issued and sold in accordance with the terms set forth in the Plan, as applicable, and against payment therefor in accordance with the terms of the form of agreement documenting the awards under which the Units may be issued, and when the Registration Statement has become effective under the Securities Act, will be validly issued, fully paid and non-assessable.

Calumet Specialty Products Partners, L.P.

March 4, 2022

We render no opinion herein as to matters involving the laws of any jurisdiction other than the Delaware Revised Uniform Limited Partnership Act (the “Act”). We are not admitted to practice in the State of Delaware; however, we are generally familiar with the Act as currently in effect and have made such inquiries as we consider necessary to render the opinions above. This opinion is limited to the effect of the current state of the Act and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such law or the interpretations thereof or such facts.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP

Gibson Dunn & Crutcher LLP